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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $1.8 million for the 2015 Fourth Quarter and $7.8 million for the Year

HAMBURG, NY, February 4, 2016 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2015.

HIGHLIGHTS OF THE 2015 FOURTH QUARTER AND FULL YEAR

•	Annual net income of $7.8 million, or $1.82 per diluted share
•	Net income for the fourth quarter was $1.8 million, or $0.41 per diluted share.
•	Loans increased $78.3 million, or 11.3%, to $774.0 million from year-end 2014
•	Strong low-cost deposit growth drove total deposit balances to $803.0 million, up $95.3 million, or 13.5%, from the prior-year period
•	Total assets were $939.1 million, up nearly 11% from the prior year

Net income was $1.8 million, or $0.41 per diluted share, in the fourth quarter of 2015, compared with
$2.3 million, or $0.54 per diluted share, in the fourth quarter of 2014.  The decline reflects a severance payment to the former chief financial officer and an increase in tax provision compared with a significant benefit in the fourth quarter 2014 from a tax credit. Return on average equity was 7.72% for the fourth quarter of 2015 compared with 10.79% in the fourth quarter of 2014.

For the full year 2015, Evans achieved net income of $7.8 million, or $1.82 per diluted share, down $0.4 million from $8.2 million, or $1.92 per diluted share, in the prior year.  The return on average equity was 8.82% for 2015 compared with 9.84% for 2014.

“Our business has been growing at a brisk pace evidenced by double-digit increases in loans and core deposits for 2015,” said David J. Nasca, President and CEO of Evans Bank and its holding company.  “Commercial loan growth was very robust in the last quarter, topping off a great year for business lending, which was up more than 14%.  Total deposits also grew a healthy 14%, with strong demand deposit expansion, which is significant as it is our lowest cost funding source.  However, net interest income for the year increased only modestly as revenues were muted by continued margin pressure experienced by the financial industry as a whole.”

Mr. Nasca added, “Earnings for fiscal year 2015, if adjusted for a non-recurring tax credit investment in 2014, were up slightly despite the expansion of our commercial lending team, increased compliance costs, and investments in technology, infrastructure and electronic distribution.  These investments were made to better equip Evans to benefit from the solid economic growth occurring in Western New York and to capitalize on the opportunity that the pending merger of two large financial institutions in our market presents.”

Net Interest Income

Net interest income was $8.4 million in the fourth quarter, flat with the prior-year period, though up
$0.3 million, or 3.7%, from the trailing third quarter.  Growth in loans and non-interest bearing demand deposits drove the increase over the trailing period.

Net interest margin of 3.91% declined 41 basis points, or 12 basis points on an adjusted basis, from the 2014 fourth quarter, reflecting decreases in the yield on loans.  Excluding accelerated fee income due to two commercial loan payoffs of $0.6 million, the adjusted 2014 fourth quarter net interest margin was 4.03%.  When compared with 3.85% in the trailing third quarter, net interest margin was up 6 basis points, mostly due to interest earned on the payoff of a large investment security and loan portfolio growth.

The provision for loan losses was $204 thousand in the 2015 fourth quarter, down from $574 thousand in the prior-year period and $396 thousand in the trailing third quarter of 2015, as the overall credit quality of the Company’s loan portfolio remained strong.

Asset Quality

The ratio of the allowance for loan losses to total loans was 1.66% at December 31, 2015 compared with 1.84% at September 30, 2015 and 1.80% at December 31, 2014.  The ratio declined primarily due to the charge-off to the allowance of one loan previously identified as impaired.

The ratio of non-performing loans to total loans increased to 2.07% at December 31, 2015 from 1.52% at December 31, 2014, and from 1.12% at September 30, 2015.  Non-performing loans increased in the fourth quarter of 2015 with the movement of two large commercial loan relationships to nonaccrual status.

Non-interest Income

Non-interest income was $2.9 million, or 25.7% of total revenue, in the quarter, up $2.6 million from the prior-year period.  This increase reflects a $2.6 million loss from a tax credit investment recorded in the fourth quarter of 2014.  The loss on the tax credit investment was offset by a corresponding tax reduction of $3.0 million, resulting in a net benefit of $0.4 million realized in the fourth quarter 2014.  Insurance agency revenue of $1.6 million was up $0.1 million over the 2014 fourth quarter due to financial services and employee benefits revenue growth.  Compared with the trailing third quarter of 2015, total non-interest income decreased by $1.3 million, primarily due to an insurance settlement gain of $0.7 million recorded in the third quarter and seasonal decreases in insurance revenue.

Non-interest Expense

Total non-interest expense was $8.7 million in the fourth quarter, an increase of 10.9%, or $0.8 million, from the prior-year period.  Personnel expenses, the largest expense category for the Company, were up $0.6 million, or 12.0%, from last year’s fourth quarter, and reflect a $0.4 million severance payment and annual merit increases and strategic hires to support the Company’s continued growth.  Other expenses increased $0.2 million, or 17%, driven by loan expenses on the growing commercial loan portfolio.

Compared with the trailing third quarter of 2015, total non-interest expense was up $0.4 million, or 4.6%.  The increase reflects previously noted higher personnel expenses and a $0.2 million litigation reserve reversal that occurred in the third quarter.

Income tax expense for the quarter was $0.7 million, representing an effective tax rate of 29.5% compared with an effective tax rate of 32.2% in the fourth quarter of 2014, which excludes the $3.0 million tax credit benefit realized in 2014.  The decrease in tax rate was primarily due to higher tax exempt income as a percentage of total income.

2015 Year-end Balance Sheet Highlights

Total assets were $939.1 million at December 31, 2015, up 10.9%, or $92.3 million, from year-end 2014 and 2.0%, or $18.2 million, higher than the end of the trailing 2015 third quarter.  Loans of $774.0 million increased 11.3% from $695.7 million at December 31, 2014 and were up 5.8% from $731.2 million at September 30, 2015.  The increase over both periods was primarily due to growth in the commercial real estate and commercial and industrial loan portfolios.

Investment securities were $101.5 million at December 31, 2015, up 1.5% from the end of 2014, but down 7.2% from the trailing 2015 third quarter.

Total deposits increased $95.3 million, or 13.5%, to $803.0 million at December 31, 2015 from
$707.6 million at the same time last year, and were up $20.7 million, or 2.6%, from the trailing 2015 third quarter-end.  The year-over-year growth was mainly attributable to increases in demand deposits and savings accounts, which increased $24.5 million, or 15.4%, and $76.5 million, or 21.0%, respectively.  In the first quarter of 2015, the Bank introduced a new money market account that has been successful in acquiring new customer deposit relationships and providing cross-sell opportunities.

2015 Year in Review

Net interest income for 2015 was $31.8 million, an increase of $0.7 million, or 2.3%, over 2014, primarily due to strong growth in the Company’s commercial loan portfolio and demand deposit balances.  Net interest margin was 3.80% in 2015, a decrease of 21 basis points from 4.01% in 2014 mainly due to decreasing loan yields.

The Company’s provision for loan and lease losses remained flat at $1.2 million compared with 2014.  Net charge-offs expressed as a percentage of average loans was 0.12% in 2015, increasing from 0.03% in 2014.  The ratio of non-performing loans to total loans increased from 1.52% at the previous year-end to 2.07% at the end of 2015.

Non-interest income was $13.7 million, up $3.4 million from 2014 reflecting a $2.6 million loss on a tax credit investment that was recorded in 2014 and a $0.7 million gain from an insurance settlement in 2015.

Non-interest expense increased $1.4 million, or 4.6%, to $32.7 million in 2015.  Included in 2014 was a $1.0 million litigation expense related to the New York Attorney General's allegations over the Bank’s residential mortgage lending practices. The increase in expense reflects higher salaries and employee benefits of $1.6 million, or 8.7%, due to merit increases, severance expenses, higher benefits costs and the addition of new employees as part of the Company’s planned growth strategy.

Income tax expense for the year was $3.8 million, representing an effective tax rate of 32.4% compared with an effective tax rate of 7.9% in 2014.  The difference was driven by a $3.0 million tax credit benefit realized in 2014.  Excluding the impact of the historic tax credit and the write-off of the tax credit investment recognized in non-interest income, the 2014 effective tax rate was 32.2%.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.45% at December 31, 2015.  Book value per share continued to grow and was $21.44 at December 31, 2015 compared with $21.16 at
September 30, 2015 and $20.41 at December 31, 2014.  Tangible book value per share at
December 31, 2015 was $19.53, up 5.7% from the end of the fourth quarter of 2014 and 1.5% higher than the trailing third quarter of 2015.

2016 Outlook

Mr. Nasca commented, “Investing for organic growth has been the driving theme behind our strategy for the last five years.  We have grown assets by nearly 40% in that timeframe and are poised to cross the important $1 billion in assets milestone in 2016.  We will continue to make necessary investments to expand our commercial lending business throughout this year and will also incur the remaining costs for the implementation of our new core technology system.  Even with expected loan growth, as we absorb these costs, we expect earnings in 2016 to be relatively consistent with 2015.

“2016 will see us advancing to the transformative growth phase of our strategy to take Evans’ business and financial performance to a higher level.  Our strategic plan defines the path to strengthen earnings power, enhance profitability and measurably grow assets as we approach our 100-year anniversary in 2020.  With expanded electronic distribution, a growing commercial business, and a successful community focused business model, combined with impending market disruption opportunities, we believe we can accelerate earnings growth beyond 2016.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $939 million in assets and $803 million in deposits at December 31, 2015.  Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
ASSETS
Investment Securities	$101,541	$109,434	$109,508	$102,289	$100,057
Loans	773,984	731,239	710,832	701,738	695,664
Allowance for loan losses	(12,883)	(13,456)	(13,110)	(12,777)	(12,533)
Goodwill and intangible assets	8,101	8,101	8,101	8,101	8,101
All other assets	68,364	85,573	93,216	105,001	55,520
Total assets	$939,107	$920,891	$908,547	$904,352	$846,809

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	183,098	170,022	163,862	169,965	158,631
NOW deposits	83,674	79,983	79,266	82,956	72,670
Regular savings deposits	439,993	436,331	431,555	416,317	363,542
Time deposits	96,217	95,967	99,482	111,120	112,792
Total deposits	802,982	782,303	774,165	780,358	707,635
Borrowings	32,151	32,640	32,339	22,003	38,808
Other liabilities	12,718	16,275	13,848	15,290	14,578
Total stockholders' equity	$91,256	$89,673	$88,195	$86,701	$85,788

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,257,179	4,238,448	4,239,929	4,230,895	4,203,684
Book value per share	$21.44	$21.16	$20.80	$20.49	$20.41
Tangible book value per share	$19.53	$19.25	$18.89	$18.58	$18.48
Tier 1 leverage ratio	10.45%	10.32%	10.23%	10.81%	10.84%
Tier 1 risk-based capital ratio	11.82%	12.03%	12.63%	13.34%	13.60%
Total risk-based capital ratio	13.07%	13.29%	13.89%	14.54%	14.85%

ASSET QUALITY DATA
Total non-performing loans	$16,042	$8,170	$10,994	$11,803	$10,591
Total net loan charge-offs (recoveries)	776	50	83	(43)	(5)

Non-performing loans/Total loans	2.07%	1.12%	1.55%	1.68%	1.52%
Net loan charge-offs/Average loans	0.42%	0.03%	0.05%	-0.03%	0.00%
Allowance for loans losses/Total loans	1.66%	1.84%	1.84%	1.82%	1.80%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2015	2015	2015	2015	2014
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	9,437	9,099	8,636	8,456	9,327
Interest expense	1,001	960	988	875	887
Net interest income	8,436	8,139	7,648	7,581	8,440
Provision for loan losses	204	396	415	201	574
Net interest income after provision	8,232	7,743	7,233	7,380	7,866

Deposit service charges	461	455	411	409	432
Insurance service and fee revenue	1,572	1,972	1,821	1,829	1,526
Bank-owned life insurance	140	134	152	137	140
Loss on tax credit investment	-	-	-	-	(2,596)
Gain on insurance proceeds	-	734	-	-	-
Other income	748	962	1,092	691	812
Total non-interest income	2,921	4,257	3,476	3,066	314

Salaries and employee benefits	5,365	5,253	5,066	4,794	4,792
Occupancy	722	675	697	695	720
Repairs and maintenance	204	230	215	173	186
Advertising and public relations	227	188	231	211	218
Professional services	499	674	670	511	445
Technology and communications	308	354	262	259	304
FDIC insurance	161	151	148	147	142
Litigation Expense	-	(175)	-	-	-
Other expenses	1,179	930	952	722	1,008
Total non-interest expenses	8,665	8,280	8,241	7,512	7,815

Income before income taxes	2,488	3,720	2,468	2,934	365
Income tax provision	734	1,211	793	1,029	(1,941)
Net income	1,754	2,509	1,675	1,905	2,306

PER SHARE DATA
Net income per common share-diluted	$0.41	$0.58	$0.39	$0.44	$0.54
Cash dividends per common share	$0.00	$0.36	$0.00	$0.36	$0.00
Weighted average number of diluted shares	4,315,489	4,312,275	4,309,688	4,291,676	4,268,069

PERFORMANCE RATIOS
Return on average total assets	0.75%	1.10%	0.74%	0.89%	1.09%
Return on average stockholders' equity	7.72%	11.20%	7.62%	8.74%	10.79%
Efficiency ratio	76.30%	66.79%	74.08%	70.56%	68.85%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2015	2015	2015	2015	2014
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$740,337	$706,568	$691,608	$682,653	$675,144
Investment securities	103,940	112,339	103,641	100,886	102,106
Interest bearing deposits at banks	19,185	27,501	51,094	6,624	4,582
Total interest-earning assets	863,462	846,408	846,343	790,163	781,832
Non interest-earning assets	66,115	66,102	64,396	64,372	62,961
Total Assets	$929,577	$912,510	$910,739	$854,535	$844,793

NOW	80,810	78,335	78,979	77,072	70,723
Regular savings	439,108	431,127	430,930	370,017	369,492
Time deposits	96,478	97,321	105,051	112,224	119,240
Total interest-bearing deposits	616,396	606,783	614,960	559,313	559,455
Other borrowings	32,443	32,113	31,533	33,852	32,290
Total interest-bearing liabilities	648,839	638,896	646,493	593,165	591,745

Demand deposits	175,362	168,883	162,632	159,388	155,118
Other non-interest bearing liabilities	14,549	15,122	13,665	14,785	12,467
Stockholders' equity	90,827	89,609	87,949	87,197	85,463

Total Liabilities and Equity	$929,577	$912,510	$910,739	$854,535	$844,793

YIELD/RATE

Loans, net	4.59%	4.76%	4.59%	4.58%	5.12%
Investment securities	3.59%	2.42%	2.58%	2.55%	2.66%
Interest bearing deposits at banks	0.29%	0.23%	0.26%	0.06%	0.17%
Total interest-earning assets	4.37%	4.30%	4.08%	4.28%	4.77%

NOW	0.40%	0.40%	0.43%	0.41%	0.44%
Regular savings	0.43%	0.41%	0.38%	0.29%	0.27%
Time deposits	1.29%	1.27%	1.42%	1.55%	1.58%
Total interest-bearing deposits	0.56%	0.55%	0.56%	0.56%	0.57%
Other borrowings	1.64%	1.64%	1.62%	1.09%	1.16%
Total interest-bearing liabilities	0.62%	0.60%	0.61%	0.59%	0.60%

Interest rate spread	3.75%	3.70%	3.47%	3.69%	4.17%
Contribution of interest-free funds	0.16%	0.15%	0.14%	0.15%	0.15%
Net interest margin	3.91%	3.85%	3.61%	3.84%	4.32%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2015	2014
	Year to Date	Year to Date	Change
Interest income	$35,628	$34,715	2.6%
Interest expense	3,824	3,616	5.8%
Net interest income	31,804	31,099	2.3%
Provision for loan and lease losses	1,216	1,229	-1.1%
Net interest income after provision	30,588	29,870	2.4%

Deposit service charges	1,736	1,839	-5.6%
Insurance service and fee revenue	7,194	7,131	0.9%
Bank-owned life insurance	563	574	-1.9%
Loss on tax credit investment	-	(2,596)	-100.0%
Gain on insurance settlement	734	-	-
Other income	3,493	3,325	5.1%
Total non-interest income	13,720	10,273	33.6%

Salaries and employee benefits	20,478	18,844	8.7%
Occupancy	2,789	2,868	-2.8%
Repairs and maintenance	822	732	12.3%
Advertising and public relations	857	867	-1.2%
Professional services	2,354	1,819	29.4%
Technology and communications	1,183	1,130	4.7%
Amortization of intangibles	-	108	-100.0%
FDIC insurance	607	553	9.8%
Litigation expense	(175)	1,000	-117.5%
Other expense	3,783	3,331	13.6%
Total non-interest expense	32,698	31,252	4.6%

Income before income taxes	11,610	8,891	30.6%
Income tax provision	3,767	704	435.1%
Net income	$7,843	$8,187	-4.2%

PER SHARE DATA
Net income per common share-diluted	$1.82	$1.92	-5.2%
Cash dividends per common share	$0.72	$0.65
Weighted average number of diluted shares	4,307,368	4,264,406

PERFORMANCE RATIOS
Return on average total assets	0.87%	0.98%
Return on average stockholders' equity	8.82%	9.84%
Efficiency ratio	71.83%	70.83%